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                                                                      EXHIBIT 5


                                 ROPES & GRAY
                            One International Place
                       Boston, Massachusetts  02110-2624
                                (617) 951-7000
                          Telecopier:  (617) 951-7050




                          June 7, 1995




The TJX Companies, Inc.
770 Cochituate Road
Framingham, Massachusetts  01701

Ladies and Gentlemen:

        This opinion is rendered to you in connection with the Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Registration Statement"), for the registration and sale by The TJX Companies, Inc. (the "Company") of debt securities to be issued from time to time up to an aggregate initial public offering price of $250,000,000 (the "Debt Securities"). The Debt Securities are to be issued pursuant to the provisions of an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as Trustee. Certain terms of the Debt Securities remain to be fixed in accordance with resolutions of the Board of Directors of the Company and the Executive Committee thereof.

        We have acted as counsel to the Company in connection with the issuance and sale of the Debt Securities and the preparation and filing of the Registration Statement. For purposes of this opinion, we have examined and relied upon the information set forth in the Registration Statement and such other documents and records that we have deemed necessary.

        Based on the foregoing, we are of the opinion that:

        1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

        2. When the definitive terms of each Debt Security shall have been determined and approved by authorized officers of the Company in accordance with the Indenture and resolutions of the Board of Directors of the Company and the Executive Committee or Finance Committee thereof, and such Debt Security shall have been duly executed and authenticated as provided in the Indenture and delivered against payment therefor, such Debt Security will be the valid and legally binding obligation of the Company and will be entitled to the benefits of the Indenture, subject to (i) bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or law.

        We understand that this opinion is to be used in connection with the Company's Registration Statement relating to the Debt Securities to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. We consent to the filing of this opinion with and as a part of said Registration Statement and the use of our name therein and in the related Prospectus under the caption "Legal Opinion".

                                          Very truly yours,

                                          /s/ Ropes & Gray
                                          Ropes & Gray